Exhibit 99.1

For Immediate Release: April 26, 2012

Bridge Capital Holdings Reports Financial Results

For the First Quarter Ended

March 31, 2012

Conference Call and Webcast Scheduled for Thursday, April 26, 2012 at

5:00 p.m. Eastern Time

San Jose, CA – April 26, 2012 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the first quarter ended March 31, 2012.

The Company reported net operating income of $2.7 million for the three months ended March 31, 2012, representing an increase of $421,000, or 18%, from $2.3 million in the quarter ended December 31, 2011 and an increase of $1.3 million, or 98%, compared to net operating income of $1.4 million for the same period one year ago.

For the quarter ended March 31, 2012, the Company reported earnings per diluted share of $0.18, which compares with $0.16 for the quarter ended December 31, 2011. This also compares with earnings per diluted share of $0.09 for the quarter ended March 31, 2011, which included preferred dividend payments of $200,000. The Company retired the preferred stock issued under TARP in March of 2011 and, as a result, no longer has any preferred dividend payments.

For the quarter ended March 31, 2012, the Company’s return on average assets and return on average equity were 0.94% and 8.21%, respectively, and compared to 0.82% and 7.09%, respectively, for the quarter ended December 31, 2011 and 0.62% and 4.69%, respectively, for the same period in 2011.

“We experienced positive trends in virtually all areas of our business in the first quarter, which helped drive a strong improvement in our level of profitability,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Bank, N.A. and Bridge Capital Holdings.  “The unique business banking experience we offer continues to attract a wide array of new business clients to the Bank, which is driving well balanced growth in our deposit and loan portfolios spread across loan types, industries, and geographies.  We are very pleased that we have been able to generate continued balance sheet growth while maintaining disciplined expense control and continued improving asset quality.  Given our strong loan pipeline and the relatively healthy economic conditions in our core Silicon Valley market and business sectors, we anticipate continued positive performance in most of these trends as we move through 2012.”

First Quarter Highlights

First quarter results, compared to fourth quarter 2011 (unless otherwise noted), reflected strong performance across all areas of the Company’s business and included the following:

•	Loan growth continued to be strong and broad-based with average gross loans reaching $778.0 million for the quarter ended March 31, 2012, representing an increase of $65.5 million, or 9%, compared to average gross loans of $712.5 million for the quarter ended December 31, 2011. Period-end loan balances increased $55.0 million, or 7%, to $817.0 million, compared to $762.0 million at December 31, 2011.

•	Credit quality overall remained strong with the allowance for credit losses representing 2.36% of total gross loans and 217.12% of nonperforming loans at March 31, 2012, compared to 2.43% of total gross loans and 156.59% of nonperforming loans at December 31, 2011. The provision for credit losses of $1.8 million for the first quarter of 2012 primarily related to the growth in period-end loan balances. Net charge-offs were $986,000 for the quarter ended March 31, 2012 compared to $352,000 for the quarter ended December 31, 2011.

•	Nonperforming assets declined by $3.0 million to $13.0 million, or 1.12% of total assets, primarily through successful collection efforts on loans accounted for on a non-accrual basis.

•	Total revenue of $17.4 million for the first quarter of 2012 continued to be the highest ever for the Company, and represented an increase of $1.8 million, or 12%, from the prior quarter. The increase was primarily attributed to strong loan growth, which resulted in net interest income of $14.8 million for the first quarter of 2012 compared to $13.0 million for the fourth quarter of 2011.

•	Net interest margin grew to 5.43% for the quarter ended March 31, 2012 compared to 4.94% for the fourth quarter of 2011.

•	Total assets remained steady at $1.16 billion at March 31, 2012, with loans increasing to 74% of the earning asset mix from 69% at the end of the prior quarter. Total deposits of $996.6 million at March 31, 2012 compared to $998.7 million at December 31, 2011.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 15.63%, Tier I Capital Ratio was 14.38%, and Tier I Leverage Ratio was 12.86% at March 31, 2012.

Net Interest Income and Margin

Net interest income of $14.8 million for the quarter ended March 31, 2012 represented an increase of $1.8 million, or 14%, compared to $13.0 million for the quarter ended December 31, 2011 and an increase of $3.8 million, or 34%, compared to $11.0 million for the quarter ended March 31, 2011. The increase in net interest income was primarily attributable to an increase in average earning assets as a result of loan growth, combined with a decrease in average nonperforming loans. Average earning assets of $1.10 billion for the quarter ended March 31, 2012 increased $56.9 million, or 6%, compared to $1.04 billion for the quarter ended December 31, 2011 and increased $135.4 million, or 14%, compared to $963.3 million for the same quarter in 2011.

The Company’s net interest margin for the quarter ended March 31, 2012 was 5.43%, compared to 4.94% for the quarter ended December 31, 2011, and 4.66% for the same period one year earlier. The increase in net interest margin was primarily due to increased balance sheet leverage, a more favorable mix in average earning assets, and increased loan fees related to overall growth of the loan portfolio and the successful collection of approximately $850,000 in nonrecurring fees. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 79.4% during the three months ended March 31, 2012, which represented an increase compared to an average of 75.8% for the quarter ended December 31, 2011 and 73.8% for the same period of 2011. The positive impact on the net interest margin from increased loan fees for the three months ended March 31, 2012 compared to the fourth quarter of 2011 and the same period one year ago was 31 basis points and 37 basis points, respectively.

Non-Interest Income

The Company’s non-interest income for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011 was $2.5 million, $2.6 million, and $2.5 million, respectively. Service charges on deposit accounts and international fee income remained consistent during the first quarter of 2012 compared to the fourth quarter of 2011, but increased compared to the same period one year ago as a result of the overall growth of the Company. Service charges on deposit accounts were $805,000, $774,000, and $675,000 for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively. International fee income was $717,000, $708,000, and $546,000 for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively. During the first quarter of 2012, the Company recognized a gain of $319,000 from the sale of securities compared to a loss of $93,000 for the same period in 2011. The Company did not sell any securities in the fourth quarter of 2011. During the first quarter of 2012, the Company recognized a gain from the sale of SBA loans of $276,000 compared to $299,000 and $641,000 for the fourth quarter and first quarter of 2011, respectively. The Company recognized a gain on the sale of “other real estate owned” (OREO) of $133,000 and $262,000 during the fourth quarter and first quarter of 2011, respectively. The Company did not sell any OREO during the first quarter of 2012. The Company received warrant related income of $23,000, $246,000, and $187,000 for the first quarter of 2012, fourth quarter of 2011, and first quarter of 2011, respectively.

Net interest income and non-interest income comprised total revenue of $17.4 million for the three months ended March 31, 2012, compared to $15.6 million for the three months ended December 31, 2011 and $13.6 million for the same period one year earlier.

Non-Interest Expense

Non-interest expense was $11.1 million for the quarter ended March 31, 2012, compared to $11.1 million and $10.2 million for the quarters ended December 31, 2011 and March 31, 2011, respectively. Overall, trends in non-interest expenses continue to reflect a lower level of expenses related to problem asset valuation and resolution and higher expenses related to supporting growth and investments in new initiatives.

Salary and benefits expense for the quarter ended March 31, 2012 was $7.0 million, compared to $7.1 million and $5.4 million for the quarters ended December 31, 2011 and March 31, 2011, respectively. The increase in salary and benefits expense compared to the first quarter of 2011 related to an increase in headcount to support growth and new initiatives and also included additional accruals for incentive compensation due to strong performance related to loan generation. As of March 31, 2012, the Company employed 200 full-time equivalents (FTE) compared to 193 FTE at December 31, 2011 and 168 FTE at March 31, 2011.

“Other real estate owned” and loan related charges were $190,000 for the quarter ended March 31, 2012, compared to $565,000 and $586,000 for the quarters ended December 31, 2011 and March 31, 2011, respectively. The decrease in “other real estate owned” and loan related charges was primarily attributed to a decline in nonperforming assets.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $248,000 for the quarter ended March 31, 2012, compared to $144,000 for the quarter ended December 31, 2011 and $803,000 for the same period one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 63.70%, 70.99%, and 75.25% for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2012 of $1.16 billion, compared to $1.16 billion at December 31, 2011 and $998.4 million on the same date one year ago. Although total assets at March 31, 2012 remained virtually unchanged from December 31, 2011, loans increased to 74% of the earning asset mix from 69% at December 31, 2011 due to new loan generation being partially funded through the reduction of federal funds sold versus core deposits as a result of the seasonality of our business model. The increase in total assets of $162.4 million, or 16%, from March 31, 2011 was primarily driven by an increase in core deposit production during 2011 which was primarily used to fund loan growth and increase the investment securities portfolio.

The Company reported total gross loans outstanding at March 31, 2012 of $817.0 million, which represented an increase of $55.0 million, or 7%, over $762.0 million at December 31, 2011 and an increase of $185.3 million, or 29%, over $631.7 million at March 31, 2011. The increase in total gross loans from December 31, 2011 and March 31, 2011 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio.

The Company’s total deposits were $996.6 million as of March 31, 2012, which represented a decrease of $2.1 million, or 0.2%, compared to $998.7 million at December 31, 2011 and an increase of $168.9 million, or 20%, compared to $827.7 million at March 31, 2011. Total deposit balances at March 31, 2012 reflect the typical seasonal outflow of deposits in the first quarter due to tax payments and bonus payments among the Bank’s professional services clients. Although period-end deposit balances remained virtually unchanged from December 31, 2011, average deposits for the first quarter of 2012 were $979.4 million representing an increase of $39.6 million, or 4%, from $939.8 million for the fourth quarter of 2011. The increase in deposits from March 31, 2011 was primarily attributable to continued growth in noninterest-bearing demand deposits.

Demand deposits represented 64.7% of total deposits at March 31, 2012, compared to 66.5% at December 31, 2011 and 58.0% for the same period one year ago. Core deposits represented 96.8% of total deposits at March 31, 2012, compared to 96.4% at December 31, 2011 and 94.9% at March 31, 2011.

“The new deposits added through our customer acquisition efforts helped to offset the typical seasonal outflow of deposits we see in the first quarter from our professional services clients,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings. “As we move through 2012, we would expect to see higher levels of deposit growth as we continue to add new customers and our professional services clients rebuild their cash balances.”

Credit Quality

Nonperforming assets decreased to $13.0 million, or 1.12% of total assets, as of March 31, 2012, compared to $16.0 million, or 1.38% of total assets, as of December 31, 2011 and $23.9 million, or 2.40% of total assets, at March 31, 2011. The decrease in nonperforming assets in the first quarter of 2012 was primarily due to successful collection efforts on loans accounted for on a non-accrual basis. The nonperforming assets at March 31, 2012 consisted of loans on nonaccrual or 90 days or more past due totaling $8.9 million, and OREO valued at $4.2 million.

Nonperforming loans at March 31, 2012 were comprised of loans with legal contractual balances totaling approximately $13.1 million reduced by $1.1 million received in non-accrual interest and impairment charges of $3.1 million which have been charged against the allowance for credit losses.

Nonperforming loans decreased to $8.9 million, or 1.09% of total gross loans, as of March 31, 2012, compared to $11.8 million, or 1.55% of total gross loans, as of December 31, 2011 and $11.8 million, or 2.26% of total gross loans, at March 31, 2011.

The carrying value of OREO was $4.2 million as of March 31, 2012, compared to $4.1 million as of December 31, 2011 and $9.7 million as of March 31, 2011.

The Company charged-off $1.0 million during the three months ended March 31, 2012, compared to $488,000 charged-off during the three months ended December 31, 2011 and $1.8 million charged-off during the three months ended March 31, 2011. Approximately $750,000 of the charge-offs in the first quarter of 2012 were related to one loan in the factoring portfolio.

During the three months ended March 31, 2012, the Company recognized $24,000 in loan recoveries compared to $136,000 and $632,000, respectively, in loan recoveries for the three months ended December 31, 2011 and March 31, 2011.

The allowance for loan losses was $19.3 million, or 2.36% of total loans, at March 31, 2012, compared to $18.5 million, or 2.43% of total loans, at December 31, 2011 and $15.2 million, or 2.40% of total loans, at March 31, 2011. The provision for credit losses was $1.8 million, $600,000, and $750,000, respectively, for the quarters ended March 31, 2012, December 31, 2011, and March 31, 2011. The increase in provision for credit losses for the first quarter of 2012 was primarily due to the growth of the loan portfolio.

Capital Adequacy

The Company’s capital ratios at March 31, 2012 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 15.63%, a Tier I Capital Ratio of 14.38%, and a Tier I Leverage Ratio of 12.86%. Additionally, the Company’s tangible common equity ratio at March 31, 2012 was 11.47% and book value per common share was $8.72, representing an increase of $0.17, or 2%, from $8.55 at December 31, 2011 and an increase of $0.60, or 7%, from $8.12 at March 31, 2011.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.762.8908 from the United States, or 480.629.9724 from outside the United States and referencing conference ID 4533123. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through May 10, 2012, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4533123.  A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended
	03/31/12	12/31/11	03/31/11

INTEREST INCOME
Loans	$13,569	$11,789	$10,816
Federal funds sold	47	53	82
Investment securities	1,709	1,661	802
Other	-	-	10
Total interest income	15,325	13,503	11,710

INTEREST EXPENSE
Deposits	233	269	306
Other	246	271	346
Total interest expense	479	540	652

Net interest income	14,846	12,963	11,058
Provision for credit losses	1,750	600	750
Net interest income after provision for credit losses	13,096	12,363	10,308

NON-INTEREST INCOME
Service charges on deposit accounts	805	774	675
International Fee Income	717	708	546
Other non-interest income	1,020	1,134	1,325
Total non-interest income	2,542	2,616	2,546

OPERATING EXPENSES
Salaries and benefits	7,039	7,094	5,378
Premises and fixed assets	936	960	972
Other	3,102	3,005	3,887
Total operating expenses	11,077	11,059	10,237

Income before income taxes	4,561	3,920	2,617
Income tax expense	1,854	1,633	1,047

NET INCOME	$2,707	$2,287	$1,570

Preferred dividends	-	-	200
Net income available to common shareholders	$2,707	$2,287	$1,370

EARNINGS PER SHARE
Basic earnings per share	$0.19	$0.16	$0.10
Diluted earnings per share	$0.18	$0.16	$0.09
Average common shares outstanding	14,363,541	14,337,176	14,089,577
Average common and equivalent shares outstanding	14,798,723	14,735,337	14,466,839

PERFORMANCE MEASURES
Return on average assets	0.94%	0.82%	0.62%
Return on average equity	8.21%	7.09%	4.69%
Efficiency ratio	63.70%	70.99%	75.25%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11

ASSETS
Cash and due from banks	$21,663	$17,135	$18,836	$28,299	$15,001
Federal funds sold	48,700	106,690	85,075	110,330	108,520
Interest-bearing deposits	335	335	335	335	1,560
Investment securities	238,556	240,268	232,758	207,275	204,177
Loans:
Commercial	362,556	330,348	295,916	265,621	256,865
SBA	82,459	73,336	76,430	69,396	65,537
Real estate construction	51,986	47,213	40,897	38,615	35,291
Land and land development	6,109	6,772	6,046	5,808	8,235
Real estate other	154,697	157,446	141,539	137,199	139,499
Factoring and asset-based lending	154,895	142,482	153,230	132,182	122,052
Other	4,284	4,431	5,727	4,415	4,193
Loans, gross	816,986	762,028	719,785	653,236	631,672
Unearned fee income	(2,622)	(2,792)	(2,448)	(1,573)	(1,422)
Allowance for credit losses	(19,304)	(18,540)	(18,292)	(16,872)	(15,171)
Loans, net	795,060	740,696	699,045	634,791	615,079
Premises and equipment, net	2,302	2,337	2,184	2,223	2,396
Accrued interest receivable	3,534	3,291	3,317	3,313	3,592
Other assets	50,672	50,281	52,433	47,399	48,112
Total assets	$1,160,822	$1,161,033	$1,093,983	$1,033,965	$998,437

LIABILITIES
Deposits:
Demand noninterest-bearing	$640,235	$660,036	$538,987	$515,622	$475,287
Demand interest-bearing	4,232	4,272	4,325	6,505	5,096
Money market and savings	320,489	298,145	359,634	324,079	305,113
Time	31,647	36,222	33,046	33,467	42,215
Total deposits	996,603	998,675	935,992	879,673	827,711

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Accrued interest payable	10	9	27	41	36
Other liabilities	13,560	15,309	14,392	13,092	30,797
Total liabilities	1,027,700	1,031,520	967,938	910,333	876,071

SHAREHOLDERS' EQUITY
Common stock	107,184	106,673	105,918	105,239	106,112
Retained earnings	26,138	23,431	21,143	18,939	17,154
Accumulated other comprehensive (loss)	(200)	(591)	(1,016)	(546)	(900)
Total shareholders' equity	133,122	129,513	126,045	123,632	122,366
Total liabilities and shareholders' equity	$1,160,822	$1,161,033	$1,093,983	$1,033,965	$998,437

CAPITAL ADEQUACY
Tier I leverage ratio	12.86%	13.36%	13.39%	14.30%	13.68%
Tier I risk-based capital ratio	14.38%	14.80%	15.29%	16.64%	16.98%
Total risk-based capital ratio	15.63%	16.06%	16.55%	17.89%	18.23%
Total equity/ total assets	11.47%	11.15%	11.52%	11.96%	12.26%
Book value per common share	$8.72	$8.55	$8.33	$8.19	$8.12

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,
	2012			2011

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$777,943	7.02%	$13,569	$627,315	6.99%	$10,816
Federal funds sold	81,274	0.23%	47	142,862	0.23%	82
Investment securities	239,123	2.87%	1,709	188,549	1.73%	802
Other	333	0.00%	-	4,544	0.89%	10
Total interest earning assets	1,098,673	5.61%	15,325	963,270	4.93%	11,710

Noninterest-earning assets:
Cash and due from banks	22,282			21,994
All other assets (3)	34,439			39,532
TOTAL	$1,155,394			$1,024,796

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,816	0.08%	$1	$6,545	0.06%	$1
Money market and savings	309,436	0.26%	201	345,187	0.27%	227
Time	33,143	0.38%	31	43,608	0.73%	78
Other	28,296	3.50%	246	24,436	5.74%	346
Total interest-bearing liabilities	375,691	0.51%	479	419,776	0.63%	652

Noninterest-bearing liabilities:
Demand deposits	632,040			455,292
Accrued expenses and other liabilities	15,027			14,093
Shareholders' equity	132,636			135,635
TOTAL	$1,155,394			$1,024,796

Net interest income and margin		5.43%	$14,846		4.66%	$11,058

(1)	Loan fee amortization of $2.4 million and $1.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $18.5 million and $15.7 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	03/31/12	12/31/11	09/30/11	06/30/11	03/31/11

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$18,540	$18,292	$16,872	$15,171	$15,546
Provision for credit losses, quarterly	1,750	600	1,250	-	750
Charge-offs, quarterly	(1,010)	(488)	(280)	(380)	(1,757)
Recoveries, quarterly	24	136	450	2,081	632
Balance, end of period	$19,304	$18,540	$18,292	$16,872	$15,171

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$8,891	$11,840	$12,146	$12,627	$11,821
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	2,442
Nonperforming loans	8,891	11,840	12,146	12,627	14,263
Other real estate owned	4,150	4,126	9,255	9,661	9,666
Nonperforming assets	$13,041	$15,966	$21,401	$22,288	$23,929

Loans restructured and in compliance with modified terms	9,927	10,677	10,569	4,926	4,456
Nonperforming assets and restructured loans	$22,968	$26,643	$31,970	$27,214	$28,385

Nonperforming Loans by Asset Type:
Commercial	$257	$798	$1,235	$1,262	$1,365
SBA	1,011	2,110	714	643	209
Construction	-	-	-	-	-
Land	498	540	583	638	2,595
Other real estate	6,067	6,184	7,006	7,370	10,094
Factoring and asset-based lending	1,058	2,208	2,608	2,714	-
Nonperforming loans	$8,891	$11,840	$12,146	$12,627	$14,263

ASSET QUALITY
Allowance for credit losses / gross loans	2.36%	2.43%	2.54%	2.58%	2.40%
Allowance for credit losses / nonperforming loans	217.12%	156.59%	150.60%	133.62%	106.37%
Nonperforming assets / total assets	1.12%	1.38%	1.96%	2.16%	2.40%
Nonperforming loans / gross loans	1.09%	1.55%	1.69%	1.93%	2.26%
Net quarterly charge-offs / gross loans	0.12%	0.05%	-0.02%	-0.26%	0.18%